PROSPECTUS SUPPLEMENT NO. 4                                   File No. 33-54733
(To Prospectus dated July 26, 1994)                           Filed pursuant to
                                                              Rule 424(b)(3) and
                                                              Rule 424(c)

                                13,370,306 Shares

                               -------------------

                                  PEPSICO, INC.

                                  CAPITAL STOCK
                        (Par Value 1-2/3 Cents per Share)
                             Available to be Resold
                         ------------------------------

         The following information updates and supplements the prospectus dated July 26, 1994 (the "Prospectus") covering affiliate reoffers and resales of PepsiCo, Inc. Capital Stock, par value 1-2/3 cents per share, which were acquired under PepsiCo's 1969 or 1975 Stock Option Plans, 1972 Performance Share Plan, as amended, or 1979 Incentive Plan; or which were or are expected to be acquired under PepsiCo's 1987 Incentive Plan or 1994 Long-Term Incentive Plan. Such Prospectus was filed with the Securities and Exchange Commission as part of Registration No. 33-54733.

         The "Selling Stockholders" information is updated and restated in its entirety as follows:

                                         STOCKHOLDERS ELIGIBLE TO RESELL

                                                 Shares of Capital
                                                 Stock Available to                         Shares of
                                                 be Resold (whether     Shares of           Capital Stock
                                                 or not  there is a     Capital Stock       Subject to Right to
Name and Material Relationships                  present intent to do   Beneficially        Acquire Prior to
with PepsiCo Since May 1995                      so)                    Owned               May 20, 1999
----------------------------------------         --------------------   -------------       -------------------

John T. Cahill                                          210,399              5,000              210,399
      Executive Vice President,
      Finance, and Chief Financial
      Officer, Pepsi-Cola Worldwide;
      Sr. Vice President and Treasurer;
      Chief Financial Officer,
      Pepsi-Cola North America; Sr.
      Vice President Finance/Chief
      Financial Officer, KFC

June 2, 1998


                                                 Shares of Capital
                                                 Stock Available to                         Shares of
                                                 be Resold (whether     Shares of           Capital Stock
                                                 or not  there is a     Capital Stock       Subject to Right to
Name and Material Relationships                  present intent to do   Beneficially        Acquire Prior to
with PepsiCo Since May 1995                      so)                    Owned               May 20, 1999
-----------------------------------------        --------------------   -------------       -------------------

Wayne Calloway                                         5,516,355           1,118,762           4,397,593
     Director; Chairman of the Board and
     Chief Executive Officer

Robert L. Carleton                                      219,635             67,966              151,669
      Sr. Vice President and Controller

Robert G. Dettmer                                       860,991             28,936              832,055
     Executive Vice President and Chief
     Financial Officer

Roger A. Enrico                                        1,640,584            60,037             1,640,584
     Director, Chairman of the Board and
     Chief Executive Officer; Vice Chairman of
     the Board and Chief Executive Officer;
     Chairman and Chief Executive Officer,
     PepsiCo Worldwide Restaurants

Edward V. Lahey, Jr.                                    659,766             28,262              644,269
     Sr. Vice President, General Counsel and
     Secretary

Matthew M. McKenna                                      133,029               293               133,029
     Sr. Vice President and Treasurer;  Sr.
     Vice President, Tax; Vice
     President, Tax

Indra K. Nooyi                                          192,170               52                192,170
      Sr. Vice President, Strategic
      Planning

Sean F. Orr                                             115,742                0                115,742
      Sr. Vice President and Controller;
      Executive Vice President/Chief
      Financial Officer, Frito-Lay Inc.;
      Sr. Vice President, Finance,
      Frito-Lay North America; Sr.
      Vice President, Finance and Chief
      Financial Officer, Frito-Lay, Inc.

                                                 Shares of Capital
                                                 Stock Available to                         Shares of
                                                 be Resold (whether     Shares of           Capital Stock
                                                 or not  there is a     Capital Stock       Subject to Right to
Name and Material Relationships                  present intent to do   Beneficially        Acquire Prior to
with PepsiCo Since May 1995                      so)                    Owned               May 20, 1999
---------------------------------------          --------------------   -------------       -------------------

Steven S Reinemund                                      971,399              9,786              967,137
      Director; Chairman and Chief
      Executive Officer, Frito-Lay
      Company; President and Chief
      Executive Officer, Frito-Lay, Inc.

Karl M. von der Heyden                                  322,890             30,000              322,890
      Director, and Vice Chairman of
      the Board; Chief Financial Officer

Craig E. Weatherup                                     2,374,201             9,283             2,369,129
      Director; President; Chairman
      and Chief Executive Officer,
      Pepsi-Cola Company; President
      and Chief Executive Officer,
      Pepsi-Cola North America

Michael D. White                                        153,145             12,845              143,043
      Sr. Vice President and Chief
      Financial Officer; Executive Vice
      President and Chief Financial
      Officer, Pepsi-Cola Worldwide;
      Executive Vice President and
      Chief Financial Officer, PepsiCo
      Foods International

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The address for each Selling Stockholder is c/o PepsiCo, Inc., Anderson Hill Road, Purchase, New York  10577